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                                                                     EXHIBIT 8.1

                               November 25, 1997

(213) 229-7000                                                     C 71236-00073

Mac Frugal's Bargains - Close-outs Inc.
2430 E. Del Amo Boulevard
Dominguez, California 90220-6306

     Re:  Registration Statement on Form S-4

Gentlemen:

     We are acting as counsel to Mac Frugal's Bargains - Close-outs Inc., a Delaware corporation ("Mac Frugal's"), in connection with the merger (the "Merger") of MBC Consolidated Acquisition Corporation, ("Acquisition Sub"), a Delaware corporation and a wholly-owned subsidiary of Consolidated Stores Corporation, a Delaware corporation ("Consolidated Stores"), with and into Mac Frugal's. You have requested our opinion as to the material federal income tax consequences of the Merger to holders of Mac Frugal's common stock, $.02778 par value ( "Mac Frugal's Common Stock" ). The Merger will be effected pursuant to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 4, 1997, among Mac Frugal's, Consolidated Stores and Acquisition Sub. In the Merger, each share of Mac Frugal's Common Stock will be exchanged for shares of Consolidated Stores Common Stock, par value $.01 per share ("Consolidated Stores Common Stock"), as specified in the Merger Agreement. The Merger Agreement is attached as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the Merger. Defined terms used herein have the meanings ascribed to them in the Registration Statement.

     In rendering our opinion, we have examined the Merger Agreement and have, with your permission, relied upon, and assumed as correct now and as of the Effective Time, (i) the factual information contained in the Registration Statement, (ii) the representations and covenants contained in the Merger Agreement, (iii) certain factual representations made by Mac Frugal's, Consolidated Stores and Acquisition Sub, which are attached hereto and made a part hereof, and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

     On the basis of the information, representations and covenants contained in the foregoing materials, it is our opinion that for federal income tax purposes:

          (a) the Merger will qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and Consolidated Stores, Acquisition Sub and Mac Frugal's will each be a party to the reorganization;

          (b) no gain or loss will be recognized by Mac Frugal's as a result of the Merger;

          (c) no gain or loss will be recognized by a stockholder of Mac Frugal's upon the exchange of shares of Mac Frugal's Common Stock for Consolidated Stores Common Stock (including the Consolidated Stores Rights), except that gain or loss will be recognized by a stockholder of Mac Frugal's on the receipt of cash in lieu of fractional shares;

          (d) the adjusted tax basis of the Consolidated Stores Common Stock received by a stockholder of Mac Frugal's pursuant to the Merger (including any fractional share interests deemed received) will be the same as the adjusted tax basis of the shares of Mac Frugal's Common Stock surrendered in exchange therefor;
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Mac Frugal's Bargains - Close-outs Inc.
November 25, 1997
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          (e) the holding period of the Consolidated Stores Common Stock received by a stockholder of Mac Frugal's as a result of the Merger (including any fractional share interests deemed received) will include the holding period of the shares of Mac Frugal's Common Stock surrendered in exchange therefor, provided that such Mac Frugal's Common Stock is held as a capital asset by the Mac Frugal's stockholder at the consummation of the Merger; and

          (f) any cash payment received by a holder of Mac Frugal's Common Stock in lieu of a fractional share of Consolidated Stores Common Stock will be treated as if such fractional share of Consolidated Stores Common Stock had been issued in the Merger and then redeemed by Consolidated Stores.

     Furthermore, the discussion under the caption "Certain Federal Income Tax Consequences" in the Registration Statement, to the extent it constitutes matters of law or legal conclusions, is based on our opinion and accurately describes the material federal income tax consequences of the Merger.

     This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by Mac Frugal's, Consolidated Stores or Acquisition Sub contrary to such representations, might adversely affect the conclusions stated herein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Certain Federal Income Tax Consequences" and "Legal Opinions" in the Registration Statement.

                                            Very truly yours,

                                            GIBSON, DUNN & CRUTCHER LLP